EXHIBIT 99
NEWS
RELEASE

FOR IMMEDIATE RELEASE
CONTACT: Chris L. Nines
(512) 434-5587
TEMPLE-INLAND PRICES $250 MILLION IN SENIOR NOTES DUE 2016
AND $250 MILLION IN SENIOR NOTES DUE 2018
     AUSTIN, TEXAS, December 2, 2005 — Temple-Inland Inc. (the “Company”) today announced that it has priced its $250 million aggregate principal amount senior notes due 2016 (the “2016 notes”), and $250 million aggregate principal amount senior notes due 2018 (the “2018 notes”). The 2016 notes will bear an interest rate of 6.375% per annum, payable semi-annually on January 15 and July 15, commencing on July 15, 2006. The 2018 notes will bear an interest rate of 6.625% per annum, payable semi-annually on January 15 and July 15, commencing on July 15, 2006. The closing of the offering is expected to occur on December 7, 2005, subject to the satisfaction of customary closing conditions.
     The Company intends to use the net proceeds from this offering to fund the tender offer for its $100 million principal amount of Medium Term Notes, Series D, due December 2006 and $345 million principal amount of 5.003% Senior Notes due May 2007, which is currently open. Completion of a new debt issuance to the satisfaction of the Company is one of the conditions to this tender offer. Any remaining net proceeds will be used to pay expenses of the offering and tender offer and for other general corporate purposes.
     This release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
     Copies of the prospectus for the offering may be obtained by contacting either of the underwriters at Citigroup Corporate and Investment Banking, 140 58th Street, 8th Floor, Brooklyn, New York 11220 (718-765-6732) or the Prospectus Department of Goldman, Sachs & Co. at 85 Broad Street, New York, NY 10004, telephone: 212-902-1171.
     Temple-Inland Inc. is a major manufacturer of corrugated packaging and forest products, with a diversified financial services operation. The Company’s 2.0 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative® (SFI) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland’s common stock (TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland’s address on the World Wide Web is www.templeinland.com.